Exhibit 99.1
For Immediate Release
ORIGIN BANCORP, INC. REPORTS EARNINGS FOR SECOND QUARTER 2024
RUSTON, Louisiana (July 24, 2024) - Origin Bancorp, Inc. (NYSE: OBK) (“Origin,” “we,” “our” or the “Company”), the holding company for Origin Bank (the “Bank”), today announced net income of $21.0 million, or $0.67 diluted earnings per share for the quarter ended June 30, 2024, compared to net income of $22.6 million, or $0.73 diluted earnings per share, for the quarter ended March 31, 2024. Pre-tax, pre-provision (“PTPP”)(1) earnings was $32.0 million for the quarter ended June 30, 2024, compared to $31.9 million for the linked quarter.
“I am pleased with the performance of the Company and extremely proud of our bankers who continue to build and expand relationships throughout our dynamic markets,” said Drake Mills, chairman, president and CEO of Origin Bancorp, Inc. “I have a great deal of confidence in our team and our ability to deliver long-term value to our employees, customers, communities and shareholders.”
(1) PTPP earnings is a non-GAAP financial measure, please see the last few pages of this document for a reconciliation of this alternative financial measure to its comparable GAAP measure.
Financial Highlights
•Total loans held for investment (“LHFI”) were $7.96 billion at June 30, 2024, reflecting an increase of $59.1 million, or 0.7%, compared to March 31, 2024. Mortgage warehouse lines of credit (“MW LOC”) were $506.5 million at June 30, 2024, reflecting an increase of $105.5 million, or 26.3%, compared to March 31, 2024.
•Total deposits were $8.51 billion at June 30, 2024, reflecting an increase of $5.4 million, or 0.1%, compared to March 31, 2024.
•Noninterest income was $22.5 million for the quarter ended June 30, 2024, reflecting an increase of $5.2 million, or 30.2%, compared to the linked quarter, and was at the highest level in our history since we became a publicly traded Company in 2018.
•Our book value per common share was $35.23 as of June 30, 2024, reflecting an increase of $0.44, or 1.3%, compared to March 31, 2024. Tangible book value per common share(1) was $29.77 at June 30, 2024, reflecting an increase of $0.53, or 1.8%, compared to March 31, 2024.
•Stockholders’ equity was $1.10 billion at June 30, 2024, reflecting an increase of $17.0 million, or 1.6%, compared to March 31, 2024.
•At June 30, 2024, and March 31, 2024, Company level common equity Tier 1 capital to risk-weighted assets was 12.15%, and 11.97%, respectively, the Tier 1 leverage ratio was 10.70% and 10.66%, respectively, and the total capital ratio was 15.16% and 14.98%, respectively. Tangible common equity to tangible assets(1) was 9.47% at June 30, 2024, compared to 9.33% at March 31, 2024.
(1) Tangible book value per common share and tangible common equity to tangible assets are non-GAAP financial measures. Please see the last few pages of this document for a reconciliation of these alternative financial measures to their comparable GAAP measures.

Results of Operations for the Three Months Ended June 30, 2024
Net Interest Income and Net Interest Margin
Net interest income for the quarter ended June 30, 2024, was $73.9 million, an increase of $567,000, or 0.8%, compared to the linked quarter, primarily due to a $3.1 million net increase in total interest and dividend income, $2.7 million of which was driven by net higher average loan balances during the current quarter, compared to the linked quarter. The increase was partially offset by a $2.5 million net increase in total interest expense, $1.8 million of which was due to increase in interest rates, and $721,000 of which was due to higher average interest-bearing liabilities balances.
Net increases in average LHFI principal balances drove interest income higher by $2.7 million during the current quarter compared to the linked quarter, primarily driven by growth in MW LOCs, which contributed $2.4 million of the $2.7 million increase. Higher interest rates and higher average balances on savings and interest-bearing transaction accounts contributed increases of $1.4 million and $1.1 million, respectively, to deposit interest expense compared to the linked quarter. The average rate on interest-bearing deposits increased to 3.95% for the quarter ended June 30, 2024, compared to 3.85% for the quarter ended March 31, 2024. The average savings and interest-bearing transaction account balances increased $121.1 million to $5.13 billion for the quarter ended June 30, 2024, from $5.01 billion for the linked quarter, primarily due to increases of $82.4 million and $34.8 million in average interest-bearing demand brokered deposits and money market deposit balances, respectively.
The Federal Reserve Board sets various benchmark rates, including the federal funds rate, and thereby influences the general market rates of interest, including the loan and deposit rates offered by financial institutions. The federal funds target rate range was last changed on July 26, 2023, to 5.25% to 5.50%. In June 2024, the Federal Reserve left the current federal funds rate unchanged at this 23-year high for the seventh consecutive meeting. As we navigate through stabilizing rate conditions, our strategic focus continues to align with offering attractive returns to our depositors while closely monitoring economic indicators and federal funds rate projections for informed decision-making.
Recently, we identified certain questioned activity involving a single banker in our East Texas market. The activity involved the banker, who has since been terminated, facilitating advances in and among certain customer loans and accounts that, in one or more instances, may not have been appropriately documented. In an effort to quantify the full extent of the activity, we have been working with our customers impacted by the activity in order to identify the amounts that may be owed to us, as well as the amounts that may be owed by us. During the quarter, several of the relationships impacted by the activity were placed on non-accrual, resulting in a reversal of $1.2 million of accrued interest which negatively impacted the fully tax equivalent net interest margin (“NIM-FTE”) by five basis points.
The NIM-FTE was 3.17% for the quarter ended June 30, 2024, representing a two basis point decrease and a one basis point increase compared to the linked quarter and the prior year same quarter, respectively. The yield earned on interest-earning assets for the quarter ended June 30, 2024, was 6.04%, an increase of five and 54 basis points compared to the linked quarter and the prior year same quarter, respectively. The average rate paid on total interest-bearing liabilities for the quarter ended June 30, 2024, was 3.98%, representing a 10 and a 68 basis point increase compared to the linked quarter and the prior year same quarter, respectively. We experienced margin compression this quarter, reflecting decreases of five and 14 basis points, respectively, when comparing the current quarter to the linked quarter and when comparing the current quarter to the prior year same quarter. However, as discussed above, had we not experienced the reversal of the $1.2 million of accrued interest during the current quarter, our NIM-FTE would have been 3.22%, reflecting a three basis point increase compared to the linked quarter, and indicating no margin compression occurring this quarter.

Credit Quality
The table below includes key credit quality information:

	At and For the Three Months Ended			Change	% Change
(Dollars in thousands, unaudited)	June 30, 2024	March 31, 2024	June 30, 2023	Linked Quarter	Linked Quarter
Past due LHFI	$66,276	$32,835	$19,836	$33,441	101.8%
Allowance for loan credit losses (“ALCL”)	100,865	98,375	94,353	2,490	2.5
Classified loans	118,254	84,217	84,298	34,037	40.4
Total nonperforming LHFI	75,812	40,439	33,609	35,373	87.5
Provision for credit losses	5,231	3,012	4,306	2,219	73.7
Net charge-offs	2,946	2,582	1,919	364	14.1
Credit quality ratios(1):
ALCL to nonperforming LHFI	133.05%	243.27%	280.74%	-11022 bp	N/A
ALCL to total LHFI	1.27	1.25	1.24	2 bp	N/A
ALCL to total LHFI, adjusted(2)	1.34	1.30	1.32	4 bp	N/A
Nonperforming LHFI to LHFI	0.95	0.51	0.44	44 bp	N/A
Net charge-offs to total average LHFI (annualized)	0.15	0.13	0.10	2 bp	N/A
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(1)Please see the Loan Data schedule at the back of this document for additional information.
(2)The ALCL to total LHFI, adjusted, is calculated by excluding the ALCL for MW LOC loans from the total LHFI ALCL in the numerator and excluding the MW LOC loans from the LHFI in the denominator. Due to their low-risk profile, MW LOC loans require a disproportionately low allocation of the ALCL.
While we continue to experience normalization of our credit metrics within our loan portfolio, the primary increases in our past dues, level of classified, and nonperforming loans for the current quarter resulted from certain questioned activity involving a single banker in our East Texas market. As mentioned previously, in an effort to quantify the full extent of the activity, we have been working with our impacted customers in order to identify the amounts that may be owed to us, as well as the amounts that may be owed by us. One of the relationships impacted by this activity filed a lawsuit against the bank. While this relationship has chosen to file a lawsuit, other relationships have continued to work with us, with certain relationships acknowledging amounts owed and either paying the amounts in full or entering into short-term agreements for repayment. Additionally, we have notified our insurance providers of anticipated claims resulting from this activity, but there is no consideration in this quarter’s financial results of any potential insurance recoveries. Our investigation remains ongoing, and we are also working with an outside forensic accounting firm to confirm the bank’s identification and reconciliation of the activity. At this time, we believe that any ultimate loss arising from the situation will not be material to our financial position.
Nonperforming LHFI increased $35.4 million for the quarter, and nonperforming LHFI to LHFI increased to 0.95% compared to 0.51% for the linked quarter. Classified loans increased $34.0 million to $118.3 million at June 30, 2024, reflecting 1.49% as a percentage of total LHFI, up 42 basis points from the linked quarter. The $35.4 million increase in nonperforming loans was primarily driven by $33.0 million, or five loan relationships, related to or impacted by, the questioned loan activity described above.
We recorded a credit loss provision of $5.2 million during the quarter ended June 30, 2024, compared to $3.0 million for the linked quarter. Our provision for loan credit losses was $5.4 million for the quarter ended June 30, 2024, compared to $4.1 million for the linked quarter. The $1.3 million net increase in the provision for loan credit losses was driven primarily by a $4.1 million provision on impacted relationships and a $3.2 million provision related to the activity involving the former East Texas banker.
The ALCL to nonperforming LHFI decreased to 133.0% at June 30, 2024, compared to 243.3% at March 31, 2024. Quarterly net charge-offs increased to $2.9 million from $2.6 million for the linked quarter, primarily due to higher recoveries in the linked quarter.

Noninterest Income
Noninterest income for the quarter ended June 30, 2024, was $22.5 million, an increase of $5.2 million, or 30.2%, from the linked quarter. The increase from the linked quarter was primarily driven by increases of $5.2 million and $881,000 in the change in fair value of equity investments and other income, respectively, which was partially offset by a decrease of $1.1 million in insurance commission and fee income.
The increase in change in fair value of equity investments was primarily due to a $5.2 million positive valuation adjustment on a non-marketable equity security in the current quarter with no comparable amount realized during the linked quarter.
The increase in other income was primarily due to an increase of $818,000 in gain on sale of bank property recognized in the current quarter.
The decrease in insurance commission and fee income was primarily driven by an increase in annual contingency fee income recognized during the linked quarter, primarily due to the seasonality of the portfolio. Looking at a year over year quarterly change, insurance commission and fee income increased $480,000, or 7.8%, compared to the quarter ended June 30, 2023.
Noninterest Expense
Noninterest expense for the quarter ended June 30, 2024, was $64.4 million, an increase of $5.7 million, or 9.7% from the linked quarter. The increase was primarily driven by increases of $2.3 million and $1.6 million in salaries and employee benefits and other noninterest expenses, respectively.
The increase in salaries and employee benefits was mainly driven by increases of $1.2 million and $683,000 in incentive compensation bonus and salaries expenses, respectively. The increase of $1.2 million was mainly due to a release of accrual related to employee performance bonuses from 2023, which occurred during the quarter ended March 31, 2024, but not in the current quarter. The increase of $683,000 was attributed to a combination of annual cost of living adjustments and raises made on March 1, 2024.
The increase in other noninterest expense resulted from recognizing contingent liabilities totaling approximately $1.2 million related to the certain questioned activity involving a single banker in our East Texas market, as described above. We have notified our insurance providers of anticipated claims resulting from this activity, but there is no consideration in this quarter’s financial results of any potential insurance recoveries.
Financial Condition
Loans
•Total LHFI at June 30, 2024, were $7.96 billion, an increase of $59.1 million, or 0.7%, from $7.90 billion at March 31, 2024, and an increase of $336.5 million, or 4.4%, compared to June 30, 2023.
•The increase was primarily due to growth in MW LOC and commercial real estate loans of $105.5 million and $102.2 million, respectively, partially offset by decline in construction/land/land development of $151.2 million compared to the linked quarter.

Securities
•Total securities at June 30, 2024, were $1.18 billion, a decrease of $31.2 million, or 2.6%, compared to the linked quarter and a decrease of $374.9 million, or 24.1%, compared to June 30, 2023.
•The decrease was primarily due to maturities and calls, as well as normal principal repayments.
•Accumulated other comprehensive loss, net of taxes, primarily associated with the available for sale (“AFS”) portfolio, was $127.2 million at June 30, 2024, an increase of $2.3 million, or 1.8%, from the linked quarter.
•The weighted average effective duration for the total securities portfolio was 4.28 years as of June 30, 2024, compared to 4.34 years as of March 31, 2024.

Deposits
•Total deposits at June 30, 2024, were $8.51 billion, an increase of $5.4 million, or 0.1%, compared to the linked quarter, and represented an increase of $20.8 million, or 0.2%, from June 30, 2023.
•The increase in the current quarter compared to the linked quarter was primarily due to increases of $39.7 million and $2.6 million in brokered (which includes both brokered time and brokered interest-bearing demand) deposits and saving deposits, respectively. These increases were partially offset by decreases of $20.4 million, $8.3 million and $8.1 million in noninterest-bearing demand deposits, interest-bearing demand deposits and time deposits, respectively. We saw a continuation of the declining trend in noninterest-bearing deposit balances that began in the fourth quarter of 2022, although at a slower pace than prior periods, as rates paid on deposit balances typically lag market interest rates and have continued to rise, while market interest rates have stabilized.
•At June 30, 2024, noninterest-bearing deposits as a percentage of total deposits were 21.9%, compared to 22.2% and 25.0% at March 31, 2024, and June 30, 2023, respectively.
Borrowings
•FHLB advances and other borrowings at June 30, 2024, were $40.7 million, an increase of $27.6 million, or 209.6%, compared to the linked quarter and represented a decrease of $302.1 million, or 88.1%, from June 30, 2023.
•Total debt (representing FHLB advances and other borrowings plus subordinated debt) was $200.5 million at June 30, 2024, and represented an increase of $26.7 million, or 15.3%, compared to the linked quarter due to an increase in FHLB advances during the current quarter.
Stockholders’ Equity
•Stockholders’ equity was $1.10 billion at June 30, 2024, an increase of $17.0 million, or 1.6%, compared to $1.08 billion at March 31, 2024, and an increase of $98.0 million, or 9.8%, compared to June 30, 2023.
•The increase in stockholders’ equity from the linked quarter is primarily due to net income of $21.0 million, partially offset by dividends declared of $4.7 million during the current quarter.
Conference Call
Origin will hold a conference call to discuss its second quarter 2024 results on Thursday, July 25, 2024, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial +1 (929) 272-1574 (U.S. Local / International 1); +1 (857) 999-3259 (U.S. Local / International 2); +1 (800) 528-1066 (U.S. Toll Free), enter Conference ID: 09209 and request to be joined into the Origin Bancorp, Inc. (OBK) call. A simultaneous audio-only webcast may be accessed via Origin’s website at www.origin.bank under the investor relations, News & Events, Events & Presentations link or directly by visiting https://dealroadshow.com/e/ORIGINQ224.
If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin’s website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.
About Origin
Origin Bancorp, Inc. is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly owned bank subsidiary, Origin Bank, was founded in 1912 in Choudrant, Louisiana. Deeply rooted in Origin’s history is a culture committed to providing personalized, relationship banking to businesses, municipalities, and personal clients to enrich the lives of the people in the communities it serves. Origin provides a broad range of financial services and currently has over 60 locations from Dallas/Fort Worth, East Texas and Houston, across North Louisiana and into Mississippi. Locations in South Alabama and the Florida Panhandle are planned for 2024. For more information, visit www.origin.bank.

Non-GAAP Financial Measures
Origin reports its results in accordance with generally accepted accounting principles in the United States of America ("GAAP"). However, management believes that certain supplemental non-GAAP financial measures may provide meaningful information to investors that is useful in understanding Origin's results of operations and underlying trends in its business. However, non-GAAP financial measures are supplemental and should be viewed in addition to, and not as an alternative for, Origin's reported results prepared in accordance with GAAP. The following are the non-GAAP measures used in this release: PTPP earnings, adjusted NIM-FTE, PTPP ROAA, tangible book value per common share, adjusted tangible book value per common share, tangible common equity to tangible assets, ROATCE, and core efficiency ratio.
Please see the last few pages of this release for reconciliations of non-GAAP measures to the most directly comparable financial measures calculated in accordance with GAAP.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin’s future financial performance, business and growth strategies, projected plans and objectives, and any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, including changes to interest rates by the Federal Reserve and the resulting impact on Origin’s results of operations, estimated forbearance amounts and expectations regarding the Company’s liquidity, including in connection with advances obtained from the FHLB, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin’s control. Statements or statistics preceded by, followed by or that otherwise include the words “assumes,” “anticipates,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects,” and similar expressions or future or conditional verbs such as “could,” “may,” “might,” “should,” “will,” and “would” and variations of such terms are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin’s future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: potential impacts of adverse developments in the banking industry highlighted by high-profile bank failures, including impacts on customer confidence, deposit outflows, liquidity and the regulatory response thereto; the impact of current and future economic conditions generally and in the financial services industry, nationally and within Origin’s primary market areas, including the effects of declines in the real estate market, high unemployment rates, inflationary pressures, elevated interest rates and slowdowns in economic growth, as well as the financial stress on borrowers and changes to customer and client behavior as a result of the foregoing; potential reductions in benchmark interest rates and the resulting impacts on net interest income; deterioration of Origin’s asset quality; factors that can impact the performance of Origin’s loan portfolio, including real estate values and liquidity in Origin’s primary market areas; the financial health of Origin’s commercial borrowers and the success of construction projects that Origin finances; changes in the value of collateral securing Origin’s loans; developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; Origin’s ability to anticipate interest rate changes and manage interest rate risk, (including the impact of higher interest rates on macroeconomic conditions, competition, and the cost of doing business and the impact of prolonged elevated interest rates on our financial projections, models and guidance); the effectiveness of Origin’s risk management framework and quantitative models; Origin’s inability to receive dividends from Origin Bank and to service debt, pay dividends to Origin’s common stockholders, repurchase Origin’s shares of common stock and satisfy obligations as they become due; the impact of labor pressures; changes in Origin’s operation or expansion strategy or Origin’s ability to prudently manage its growth and execute its strategy; changes in management personnel; Origin’s ability to maintain important customer relationships, reputation or otherwise avoid liquidity risks; increasing costs as Origin grows deposits; operational risks associated with Origin’s business; significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; increased competition in the financial services industry, particularly from regional and national institutions, as well as from fintech companies; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Origin operates and in which its loans are concentrated; Origin’s level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in Origin’s loan portfolio; changes in laws, rules, regulations, interpretations or policies relating to financial institutions, and potential expenses associated with complying with such regulations; periodic changes to the extensive body of accounting rules and best practices; further government intervention in the U.S. financial system; a deterioration of the credit rating for U.S. long-term sovereign debt or actions that the U.S. government may take to avoid exceeding the debt ceiling; a potential U.S. federal government shutdown and the resulting impacts; compliance with governmental and regulatory requirements, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and others relating to banking, consumer protection, securities, and tax matters; Origin’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; changes in the utility of Origin’s non-GAAP liquidity measurements and its underlying assumptions or estimates; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies and similar organizations; natural disasters and adverse weather events, acts of terrorism, an outbreak of hostilities (including the impacts related to or resulting from Russia's military action in Ukraine or the conflict in Israel and surrounding areas, including the imposition of additional sanctions and export controls, as well as the broader impacts to financial markets and the global macroeconomic and geopolitical environments), regional or national protests and civil unrest (including any resulting branch closures or property damage), widespread illness or public health outbreaks or other international or domestic calamities, and other matters beyond Origin’s control; the impact of generative artificial intelligence; fraud or misconduct by internal or external actors (including Origin employees) which Origin may not be able to prevent, detect or mitigate, system failures, cybersecurity threats or security breaches and the cost of defending against them; Origin’s ability to maintain adequate internal controls over financial and non-financial reporting; and potential claims, damages, penalties, fines, costs and reputational damage resulting from pending or future litigation, regulatory proceedings and enforcement actions. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Origin’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any updates to those sections set forth in Origin’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin’s underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin’s behalf may issue. Annualized, pro forma, adjusted, projected, and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results.
Contact:
Investor Relations
Chris Reigelman
318-497-3177
chris@origin.bank
Media Contact
Ryan Kilpatrick
318-232-7472
rkilpatrick@origin.bank

Origin Bancorp, Inc.
Selected Quarterly Financial Data
(Unaudited)

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Income statement and share amounts	(Dollars in thousands, except per share amounts)
Net interest income	$73,890	$73,323	$72,989	$74,130	$75,291
Provision for credit losses	5,231	3,012	2,735	3,515	4,306
Noninterest income	22,465	17,255	8,196	18,119	15,636
Noninterest expense	64,388	58,707	60,906	58,663	58,887
Income before income tax expense	26,736	28,859	17,544	30,071	27,734
Income tax expense	5,747	6,227	4,119	5,758	5,974
Net income	$20,989	$22,632	$13,425	$24,313	$21,760
PTPP earnings(1)	31,967	31,871	20,279	33,586	32,040
Basic earnings per common share	0.68	0.73	0.43	0.79	0.71
Diluted earnings per common share	0.67	0.73	0.43	0.79	0.70
Dividends declared per common share	0.15	0.15	0.15	0.15	0.15
Weighted average common shares outstanding - basic	31,042,527	30,981,333	30,898,941	30,856,649	30,791,397
Weighted average common shares outstanding - diluted	31,131,829	31,078,910	30,995,354	30,943,860	30,872,834

Balance sheet data
Total LHFI	$7,959,171	$7,900,027	$7,660,944	$7,568,063	$7,622,689
Total LHFI excluding MW LOC	7,452,666	7,499,032	7,330,978	7,281,770	7,085,062
Total assets	9,947,182	9,892,379	9,722,584	9,733,303	10,165,163
Total deposits	8,510,842	8,505,464	8,251,125	8,374,488	8,490,043
Total stockholders’ equity	1,095,894	1,078,853	1,062,905	998,945	997,859

Performance metrics and capital ratios
Yield on LHFI	6.58%	6.58%	6.46%	6.35%	6.18%
Yield on interest-earnings assets	6.04	5.99	5.86	5.69	5.50
Cost of interest-bearing deposits	3.95	3.85	3.71	3.47	3.05
Cost of total deposits	3.08	2.99	2.84	2.61	2.26
NIM - fully tax equivalent ("FTE")	3.17	3.19	3.19	3.14	3.16
Adjusted NIM-FTE(2)	3.17	3.19	3.19	3.14	3.14
Return on average assets (annualized) ("ROAA")	0.84	0.92	0.55	0.96	0.86
PTPP ROAA (annualized)(1)	1.28	1.30	0.82	1.33	1.26
Return on average stockholders’ equity (annualized) ("ROAE")	7.79	8.57	5.26	9.52	8.76
Book value per common share	$35.23	$34.79	$34.30	$32.32	$32.33
Tangible book value per common share (1)	29.77	29.24	28.68	26.78	26.71
Adjusted tangible book value per common share(1)	33.86	33.27	32.59	32.37	31.66
Return on average tangible common equity (annualized) ("ROATCE")(1)	9.25%	10.24%	6.36%	11.48%	10.62%
Efficiency ratio(3)	66.82	64.81	75.02	63.59	64.76
Core efficiency ratio(1)	65.55	65.24	70.55	60.49	60.82

Origin Bancorp, Inc.
Selected Quarterly Financial Data- Continued
(Unaudited)

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(Dollars in thousands, except per share amounts)
Common equity tier 1 to risk-weighted assets(4)	12.15%	11.97%	11.83%	11.46%	11.01%
Tier 1 capital to risk-weighted assets(4)	12.33	12.15	12.01	11.64	11.19
Total capital to risk-weighted assets(4)	15.16	14.98	15.02	14.61	14.11
Tier 1 leverage ratio(4)	10.70	10.66	10.50	10.00	9.65
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(1)PTPP earnings, PTPP ROAA, tangible book value per common share, adjusted tangible book value per common share, ROATCE, and core efficiency ratio are either non-GAAP financial measures or use a non-GAAP contributor in the formula. For a reconciliation of these alternative financial measures to their comparable GAAP measures, please see the last few pages of this release.
(2)Adjusted NIM-FTE is a non-GAAP financial measure and is calculated by removing the $7,000, $2,000, $48,000 and $38,000 net purchase accounting amortization for the quarters ended June 30, 2024, March 31, 2024, December 31, 2023, and September 30, 2023, respectively, and the $530,000 net purchase accounting accretion from the net interest income for the quarter ended June 30, 2023.
(3)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.
(4)June 30, 2024, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Selected Year-To-Date Financial Data
(Unaudited)

	Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2024	2023

Income statement and share amounts
Net interest income	$147,213	$152,438
Provision for credit losses	8,243	10,503
Noninterest income	39,720	32,020
Noninterest expense	123,095	115,647
Income before income tax expense	55,595	58,308
Income tax expense	11,974	12,246
Net income	$43,621	$46,062
PTPP earnings(1)	63,838	68,811
Basic earnings per common share	1.41	1.50
Diluted earnings per common share	1.40	1.49
Dividends declared per common share	0.30	0.30
Weighted average common shares outstanding - basic	31,011,930	30,767,283
Weighted average common shares outstanding - diluted	31,110,747	30,881,072

Performance metrics
Yield on LHFI	6.58%	6.11%
Yield on interest-earning assets	6.01	5.41
Cost of interest-bearing deposits	3.90	2.78
Cost of total deposits	3.04	2.01
NIM, FTE	3.18	3.29
Adjusted NIM-FTE(2)	3.18	3.25
ROAA (annualized)	0.88	0.93
PTPP ROAA (annualized)(1)	1.29	1.39
ROAE (annualized)	8.17	9.42
ROATCE (annualized)(1)	9.73	11.47
Efficiency ratio(3)	65.85	62.70
Core efficiency ratio(1)	65.40	59.67
____________________________
(1)PTPP earnings, PTPP ROAA, ROATCE, and core efficiency ratio are either non-GAAP financial measures or use a non-GAAP contributor in the formula. For a reconciliation of these alternative financial measures to their comparable GAAP measures, please see the last few pages of this release.
(2)Adjusted NIM-FTE is a non-GAAP financial measure and is calculated for six months ended June 30, 2024, by removing the $9,000 net purchase accounting amortization from net interest income. And, for the six months ended June 30, 2023, by removing the $2.2 million net purchase accounting accretion from net interest income.
(3)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income
(Unaudited)

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Interest and dividend income	(Dollars in thousands, except per share amounts)
Interest and fees on loans	$129,879	$127,186	$123,673	$121,204	$115,442
Investment securities-taxable	6,606	6,849	7,024	8,194	8,303
Investment securities-nontaxable	893	910	1,124	1,281	1,283
Interest and dividend income on assets held in other financial institutions	4,416	3,756	3,664	4,772	7,286
Total interest and dividend income	141,794	138,701	135,485	135,451	132,314
Interest expense
Interest-bearing deposits	65,469	62,842	59,771	55,599	46,530
FHLB advances and other borrowings	514	518	220	3,207	7,951
Subordinated indebtedness	1,921	2,018	2,505	2,515	2,542
Total interest expense	67,904	65,378	62,496	61,321	57,023
Net interest income	73,890	73,323	72,989	74,130	75,291
Provision for credit losses	5,231	3,012	2,735	3,515	4,306
Net interest income after provision for credit losses	68,659	70,311	70,254	70,615	70,985
Noninterest income
Insurance commission and fee income	6,665	7,725	5,446	6,443	6,185
Service charges and fees	4,862	4,688	4,889	4,621	4,722
Other fee income	2,404	2,247	2,118	2,006	1,990
Mortgage banking revenue (loss)	1,878	2,398	(719)	892	1,402
Swap fee income	44	57	196	366	331
(Loss) on sales of securities, net	—	(403)	(4,606)	(7,173)	—
Change in fair value of equity investments	5,188	—	—	10,096	—
Other income	1,424	543	872	868	1,006
Total noninterest income	22,465	17,255	8,196	18,119	15,636
Noninterest expense
Salaries and employee benefits	38,109	35,818	35,931	34,624	34,533
Occupancy and equipment, net	7,009	6,645	6,912	6,790	6,578
Data processing	3,468	3,145	3,062	2,775	2,837
Office and operations	3,072	2,502	2,947	2,868	2,716
Intangible asset amortization	2,137	2,137	2,259	2,264	2,552
Regulatory assessments	1,842	1,734	1,860	1,913	1,732
Advertising and marketing	1,328	1,444	1,690	1,371	1,469
Professional services	1,303	1,231	1,440	1,409	1,557
Loan-related expenses	1,077	905	1,094	1,220	1,256
Electronic banking	1,238	1,239	1,103	1,384	1,216
Franchise tax expense	815	477	942	520	897
Other expenses	2,990	1,430	1,666	1,525	1,544
Total noninterest expense	64,388	58,707	60,906	58,663	58,887
Income before income tax expense	26,736	28,859	17,544	30,071	27,734
Income tax expense	5,747	6,227	4,119	5,758	5,974
Net income	$20,989	$22,632	$13,425	$24,313	$21,760
Basic earnings per common share	$0.68	$0.73	$0.43	$0.79	$0.71
Diluted earnings per common share	0.67	0.73	0.43	0.79	0.70

Origin Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Assets
Cash and due from banks	$137,615	$98,147	$127,278	$141,705	$127,576
Interest-bearing deposits in banks	150,435	193,365	153,163	163,573	338,414
Total cash and cash equivalents	288,050	291,512	280,441	305,278	465,990
Securities:
AFS	1,160,048	1,190,922	1,253,631	1,290,839	1,535,702
Held to maturity, net of allowance for credit losses	11,616	11,651	11,615	10,790	11,234
Securities carried at fair value through income	6,499	6,755	6,808	6,772	6,106
Total securities	1,178,163	1,209,328	1,272,054	1,308,401	1,553,042
Non-marketable equity securities held in other financial institutions	64,010	53,870	55,190	63,842	58,446
Loans held for sale	18,291	14,975	16,852	14,944	15,198
Loans	7,959,171	7,900,027	7,660,944	7,568,063	7,622,689
Less: ALCL	100,865	98,375	96,868	95,177	94,353
Loans, net of ALCL	7,858,306	7,801,652	7,564,076	7,472,886	7,528,336
Premises and equipment, net	121,562	120,931	118,978	111,700	105,501
Mortgage servicing rights	—	—	15,637	19,189	19,086
Cash surrender value of bank-owned life insurance	40,365	40,134	39,905	39,688	39,467
Goodwill	128,679	128,679	128,679	128,679	128,679
Other intangible assets, net	41,177	43,314	45,452	42,460	44,724
Accrued interest receivable and other assets	208,579	187,984	185,320	226,236	206,694
Total assets	$9,947,182	$9,892,379	$9,722,584	$9,733,303	$10,165,163
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$1,866,622	$1,887,066	$1,919,638	$2,008,671	$2,123,699
Interest-bearing deposits excluding brokered interest-bearing deposits	4,984,817	4,990,632	4,918,597	4,728,263	4,738,460
Time deposits	1,022,589	1,030,656	967,901	968,352	949,975
Brokered deposits	636,814	597,110	444,989	669,202	677,909
Total deposits	8,510,842	8,505,464	8,251,125	8,374,488	8,490,043
FHLB advances and other borrowings	40,737	13,158	83,598	12,213	342,861
Subordinated indebtedness	159,779	160,684	194,279	196,825	196,746
Accrued expenses and other liabilities	139,930	134,220	130,677	150,832	137,654
Total liabilities	8,851,288	8,813,526	8,659,679	8,734,358	9,167,304
Stockholders’ equity:
Common stock	155,543	155,057	154,931	154,534	154,331
Additional paid-in capital	532,950	530,380	528,578	525,434	524,302
Retained earnings	534,585	518,325	500,419	491,706	472,105
Accumulated other comprehensive loss	(127,184)	(124,909)	(121,023)	(172,729)	(152,879)
Total stockholders’ equity	1,095,894	1,078,853	1,062,905	998,945	997,859
Total liabilities and stockholders’ equity	$9,947,182	$9,892,379	$9,722,584	$9,733,303	$10,165,163

Origin Bancorp, Inc.
Loan Data
(Unaudited)

	At and For the Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

LHFI	(Dollars in thousands)
Owner occupied commercial real estate	$959,850	$948,624	$953,822	$932,109	$915,861
Non-owner occupied commercial real estate	1,563,152	1,472,164	1,488,912	1,503,782	1,512,303
Construction/land/land development	1,017,389	1,168,597	1,070,225	1,076,756	1,022,239
Residential real estate - single family	1,421,027	1,373,532	1,373,696	1,338,382	1,284,955
Multi-family real estate	398,202	359,765	361,239	349,787	348,703
Total real estate loans	5,359,620	5,322,682	5,247,894	5,200,816	5,084,061
Commercial and industrial	2,070,947	2,154,151	2,059,460	2,058,073	1,977,028
MW LOC	506,505	400,995	329,966	286,293	537,627
Consumer	22,099	22,199	23,624	22,881	23,973
Total LHFI	7,959,171	7,900,027	7,660,944	7,568,063	7,622,689
Less: ALCL	100,865	98,375	96,868	95,177	94,353
LHFI, net	$7,858,306	$7,801,652	$7,564,076	$7,472,886	$7,528,336

Nonperforming assets
Nonperforming LHFI
Commercial real estate	$2,196	$4,474	$786	$942	$3,510
Construction/land/land development	26,336	383	305	235	183
Residential real estate(1)	13,493	14,918	13,037	13,236	16,345
Commercial and industrial	33,608	20,560	15,897	17,072	13,480
MW LOC	—	—	—	—	—
Consumer	179	104	90	123	91
Total nonperforming LHFI	75,812	40,439	30,115	31,608	33,609
Nonperforming loans held for sale	—	—	—	—	—
Total nonperforming loans	75,812	40,439	30,115	31,608	33,609
Repossessed assets	6,827	3,935	3,929	3,939	908
Total nonperforming assets	$82,639	$44,374	$34,044	$35,547	$34,517
Classified assets	$125,081	$88,152	$84,474	$67,960	$85,206
Past due LHFI(2)	66,276	32,835	26,043	20,347	19,836

Allowance for loan credit losses
Balance at beginning of period	$98,375	$96,868	$95,177	$94,353	$92,008
Provision for loan credit losses	5,436	4,089	3,582	3,510	4,264
Loans charged off	3,706	6,683	3,803	3,202	2,751
Loan recoveries	760	4,101	1,912	516	832
Net charge-offs	2,946	2,582	1,891	2,686	1,919
Balance at end of period	$100,865	$98,375	$96,868	$95,177	$94,353

Origin Bancorp, Inc.
Loan Data - Continued
(Unaudited)

	At and For the Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Credit quality ratios
Total nonperforming assets to total assets	0.83%	0.45%	0.35%	0.37%	0.34%
Total nonperforming loans to total loans	0.95	0.51	0.39	0.42	0.44
Nonperforming LHFI to LHFI	0.95	0.51	0.39	0.42	0.44
Past due LHFI to LHFI	0.83	0.42	0.34	0.27	0.26
ALCL to nonperforming LHFI	133.05	243.27	321.66	301.12	280.74
ALCL to total LHFI	1.27	1.25	1.26	1.26	1.24
ALCL to total LHFI, adjusted(3)	1.34	1.30	1.31	1.30	1.32
Net charge-offs to total average LHFI (annualized)	0.15	0.13	0.10	0.14	0.10
____________________________
(1)Includes multi-family real estate.
(2)Past due LHFI are defined as loans 30 days or more past due.
(3)The ALCL to total LHFI, adjusted is calculated by excluding the ALCL for MW LOC loans from the total LHFI ALCL in the numerator and excluding the MW LOC loans from the LHFI in the denominator. Due to their low-risk profile, MW LOC loans require a disproportionately low allocation of the ALCL.

Origin Bancorp, Inc.
Average Balances and Yields/Rates
(Unaudited)

	Three Months Ended
	June 30, 2024		March 31, 2024		June 30, 2023
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands)
Commercial real estate	$2,497,490	5.91%	$2,438,476	5.84%	$2,406,625	5.56%
Construction/land/land development	1,058,972	6.98	1,130,355	7.25	972,032	6.70
Residential real estate(1)	1,787,829	5.48	1,739,105	5.40	1,615,211	4.91
Commercial and industrial ("C&I")	2,128,486	7.87	2,121,502	7.89	2,059,285	7.59
MW LOC	430,885	7.57	306,248	7.59	396,348	6.49
Consumer	22,396	8.06	23,319	8.07	24,812	7.26
LHFI	7,926,058	6.58	7,759,005	6.58	7,474,313	6.18
Loans held for sale	14,702	6.84	12,906	5.86	22,504	4.28
Loans receivable	7,940,760	6.58	7,771,911	6.58	7,496,817	6.18
Investment securities-taxable	1,046,301	2.54	1,095,480	2.51	1,371,361	2.43
Investment securities-nontaxable	143,232	2.51	148,077	2.47	220,345	2.33
Non-marketable equity securities held in other financial institutions	56,270	6.53	58,455	3.77	79,143	5.92
Interest-bearing balances due from banks	254,627	5.53	240,432	5.37	476,555	5.15
Total interest-earning assets	9,441,190	6.04	9,314,355	5.99	9,644,221	5.50
Noninterest-earning assets	567,035		546,881		546,135
Total assets	$10,008,225		$9,861,236		$10,190,356

Liabilities and Stockholders’ Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$5,130,224	3.80%	$5,009,117	3.69%	$4,740,963	2.90%
Time deposits	1,534,679	4.46	1,563,992	4.35	1,378,659	3.56
Total interest-bearing deposits	6,664,903	3.95	6,573,109	3.85	6,119,622	3.05
FHLB advances and other borrowings	41,666	4.96	42,284	4.92	606,148	5.26
Subordinated indebtedness	159,973	4.83	165,252	4.91	200,160	5.09
Total interest-bearing liabilities	6,866,542	3.98	6,780,645	3.88	6,925,930	3.30
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,894,141		1,866,496		2,139,973
Other liabilities	163,273		151,390		127,630
Total liabilities	8,923,956		8,798,531		9,193,533
Stockholders’ Equity	1,084,269		1,062,705		996,823
Total liabilities and stockholders’ equity	$10,008,225		$9,861,236		$10,190,356
Net interest spread		2.06%		2.11%		2.20%
NIM		3.15		3.17		3.13
NIM-FTE(2)		3.17		3.19		3.16
Adjusted NIM-FTE(3)		3.17		3.19		3.14
____________________________
(1)Includes multi-family real estate.
(2)In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.
(3)Adjusted NIM-FTE is a non-GAAP financial measure and is calculated by removing the $7,000 and $2,000 net purchase accounting amortization from the net interest income for the quarters ended June 30, 2024, and March 31, 2024, respectively, and the $530,000 net purchase accounting accretion from the net interest income for the quarter ended June 30, 2023.

Origin Bancorp, Inc.
Notable Items
(Unaudited)

	At and For the Three Months Ended
	June 30, 2024		March 31, 2024		December 31, 2023		September 30, 2023		June 30, 2023
	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)

	(Dollars in thousands, except per share amounts)
Notable interest income items:
Interest income reversal on relationships impacted by questioned banker activity	$(1,206)	$(0.03)	$—	$—	$—	$—	$—	$—	$—	$—
Notable provision expense items:
Provision expense related to questioned banker activity	(3,212)	(0.08)	—	—	—	—	—	—	—	—
Provision expense on relationships impacted by questioned banker activity	(4,131)	(0.10)	—	—	—	—	—	—	—	—
Notable noninterest income items:
MSR gain (impairment)	—	—	410	0.01	(1,769)	(0.05)	—	—	—	—
Loss on sales of securities, net	—	—	(403)	(0.01)	(4,606)	(0.12)	(7,173)	(0.18)	—	—
Gain on sub-debt repurchase	81	—	—	—	—	—	—	—	471	0.01
Positive valuation adjustment on non-marketable equity securities	5,188	0.13	—	—	—	—	10,096	0.26	—	—
Gain on bank property sale	800	0.02	—	—	—	—	—	—	—	—
Notable noninterest expense items:
Operating expense related to questioned banker activity	(1,452)	(0.04)	—	—	—	—	—	—	—	—
Total notable items	$(3,932)	(0.10)	$7	—	$(6,375)	(0.16)	$2,923	0.07	$471	0.01
____________________________
(1)The diluted EPS impact is calculated using a 21% effective tax rate. The total of the diluted EPS impact of each individual line item may not equal the calculated diluted EPS impact on the total notable items due to rounding.

Origin Bancorp, Inc.
Notable Items - Continued
(Unaudited)

	Six Months Ended June 30,
	2024		2023
	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)

	(Dollars in thousands, except per share amounts)
Notable interest income items:
Interest income reversal on relationships impacted by questioned banker activity	$(1,206)	$(0.03)	$—	$—
Notable provision expense items:
Provision expense related to questioned banker activity	(3,212)	(0.08)	—	—
Provision expense on relationships impacted by questioned banker activity	(4,131)	(0.10)	—	—
Notable noninterest income items:
MSR gain	410	0.01	—	—
(Loss) gain on sales of securities, net	(403)	(0.01)	144	—
Gain on sub-debt repurchase	81	—	471	0.01
Positive valuation adjustment on non-marketable equity securities	5,188	0.13	—	—
Gain on bank property sale	800	0.02	—	—
Notable noninterest expense items:
Operating expense related to questioned banker activity	(1,452)	(0.04)	—	—
Total notable items	$(3,925)	(0.10)	$615	0.02
____________________________
(1)The diluted EPS impact is calculated using a 21% effective tax rate. The total of the diluted EPS impact of each individual line item may not equal the calculated diluted EPS impact on the total notable items due to rounding.

Origin Bancorp, Inc.
Non-GAAP Financial Measures
(Unaudited)

	At and For the Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

	(Dollars in thousands, except per share amounts)
Calculation of PTPP earnings:
Net income	$20,989	$22,632	$13,425	$24,313	$21,760
Provision for credit losses	5,231	3,012	2,735	3,515	4,306
Income tax expense	5,747	6,227	4,119	5,758	5,974
PTPP earnings (non-GAAP)	$31,967	$31,871	$20,279	$33,586	$32,040

Calculation of PTPP ROAA:
PTPP earnings	$31,967	$31,871	$20,279	$33,586	$32,040
Divided by number of days in the quarter	91	91	92	92	91
Multiplied by the number of days in the year	366	366	365	365	365
PTPP earnings, annualized	$128,571	$128,184	$80,455	$133,249	$128,512

Divided by total average assets	$10,008,225	$9,861,236	$9,753,847	$10,035,564	$10,190,356
ROAA (annualized) (GAAP)	0.84%	0.92%	0.55%	0.96%	0.86%
PTPP ROAA (annualized) (non-GAAP)	1.28	1.30	0.82	1.33	1.26

Calculation of tangible common equity to tangible common assets, book value per common share and adjusted tangible book value per common share:
Total assets	$9,947,182	$9,892,379	$9,722,584	$9,733,303	$10,165,163
Goodwill	(128,679)	(128,679)	(128,679)	(128,679)	(128,679)
Other intangible assets, net	(41,177)	(43,314)	(45,452)	(42,460)	(44,724)
Tangible assets	9,777,326	9,720,386	9,548,453	9,562,164	9,991,760

Total common stockholders’ equity	$1,095,894	$1,078,853	$1,062,905	$998,945	$997,859
Goodwill	(128,679)	(128,679)	(128,679)	(128,679)	(128,679)
Other intangible assets, net	(41,177)	(43,314)	(45,452)	(42,460)	(44,724)
Tangible common equity	926,038	906,860	888,774	827,806	824,456
Accumulated other comprehensive loss	127,184	124,909	121,023	172,729	152,879
Adjusted tangible common equity	1,053,222	1,031,769	1,009,797	1,000,535	977,335
Divided by common shares outstanding at the end of the period	31,108,667	31,011,304	30,986,109	30,906,716	30,866,205
Book value per common share (GAAP)	$35.23	$34.79	$34.30	$32.32	$32.33
Tangible book value per common share (non-GAAP)	29.77	29.24	28.68	26.78	26.71
Adjusted tangible book value per common share (non-GAAP)	33.86	33.27	32.59	32.37	31.66
Tangible common equity to tangible assets (non-GAAP)	9.47%	9.33%	9.31%	8.66%	8.25%

Origin Bancorp, Inc.
Non-GAAP Financial Measures- Continued
(Unaudited)

	At and For the Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

	(Dollars in thousands, except per share amounts)
Calculation of ROATCE:
Net income	$20,989	$22,632	$13,425	$24,313	$21,760
Divided by number of days in the quarter	91	91	92	92	91
Multiplied by number of days in the year	366	366	365	365	365
Annualized net income	$84,417	$91,025	$53,262	$96,459	$87,279

Total average common stockholders’ equity	$1,084,269	$1,062,705	$1,013,286	$1,012,912	$996,823
Average goodwill	(128,679)	(128,679)	(128,679)	(128,679)	(128,679)
Average other intangible assets, net	(42,563)	(44,700)	(46,825)	(43,901)	(46,379)
Average tangible common equity	913,027	889,326	837,782	840,332	821,765

ROATCE (non-GAAP)	9.25%	10.24%	6.36%	11.48%	10.62%

Calculation of core efficiency ratio:
Total noninterest expense	$64,388	$58,707	$60,906	$58,663	$58,887
Insurance and mortgage noninterest expense	(8,402)	(8,045)	(8,581)	(8,579)	(9,156)
Adjusted total noninterest expense	55,986	50,662	52,325	50,084	49,731

Net interest income	$73,890	$73,323	$72,989	$74,130	$75,291
Insurance and mortgage net interest income	(2,407)	(2,795)	(2,294)	(2,120)	(1,574)
Total noninterest income	22,465	17,255	8,196	18,119	15,636
Insurance and mortgage noninterest income	(8,543)	(10,123)	(4,727)	(7,335)	(7,587)
Adjusted total revenue	85,405	77,660	74,164	82,794	81,766

Efficiency ratio (GAAP)	66.82%	64.81%	75.02%	63.59%	64.76%
Core efficiency ratio (non-GAAP)	65.55	65.24	70.55	60.49	60.82

Origin Bancorp, Inc.
Non-GAAP Financial Measures - Continued
(Unaudited)

	Six Months Ended June 30,
	2024	2023

	(Dollars in thousands, except per share amounts)
Calculation of PTPP earnings:
Net income	$43,621	$46,062
Provision for credit losses	8,243	10,503
Income tax expense	11,974	12,246
PTPP earnings (non-GAAP)	$63,838	$68,811

Calculation of PTPP ROAA:
PTPP Earnings	$63,838	$68,811
Divided by the year-to-date number of days	182	181
Multiplied by number of days in the year	366	365
Annualized PTPP Earnings	$128,378	$138,763

Divided by total average assets	9,934,730	9,988,103
ROAA (annualized) (GAAP)	0.88%	0.93%
PTPP ROAA (annualized) (non-GAAP)	1.29	1.39

Calculation of ROATCE:
Net income	$43,621	$46,062
Divided by the year-to-date number of days	182	181
Multiplied by number of days in the year	366	365
Annualized net income	$87,721	$92,887

Total average common stockholders’ equity	$1,073,487	$986,491
Average goodwill	128,679	128,679
Average other intangible assets, net	43,631	47,657
Average tangible common equity	901,177	810,155

ROATCE	9.73%	11.47%

Calculation of core efficiency ratio:
Total noninterest expense	$123,095	$115,647
Insurance and mortgage noninterest expense	(16,447)	(17,189)
Adjusted total noninterest expense	106,648	98,458

Net interest income	$147,213	$152,438
Insurance and mortgage net interest income	(5,202)	(3,067)
Total noninterest income	39,720	32,020
Insurance and mortgage noninterest income	(18,666)	(16,379)
Adjusted total revenue	163,065	165,012

Efficiency ratio	65.85%	62.70%
Core efficiency ratio	65.40	59.67